                                                                     (d)(12)(i)

                                  SCHEDULE A

                              with respect to the

                            SUB-ADVISORY AGREEMENT

                                    between

                             ING INVESTMENTS, LLC

                                      and

               KAYNE ANDERSON RUDNICK INVESTMENT MANAGEMENT, LLC

                                                      Annual Sub-Adviser Fee
                               (as a percentage of average daily net assets under the management of
Series                                  Kayne Anderson Rudnick Investment Management, LLC)
------                         --------------------------------------------------------------------
ING SmallCap Value Choice Fund                   0.60% on the first $100 million
                                                        0.50% thereafter